News Release

For Immediate Release	For Further Information, Contact:
June 25, 2007	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES REIT ACQUIRES SEATTLE DESIGN CENTER

(SEATTLE, WASHINGTON) – The Seattle office of Hines, the international real estate firm, announced today that Hines REIT has acquired the Seattle Design Center (SDC) located at 5701 Sixth Avenue South. The two-building complex is in the growing Georgetown neighborhood, just minutes from downtown Seattle. The complex was purchased from Bay West Seattle, LLC, on behalf of Hines Real Estate Investment Trust, Inc. (Hines REIT). Bay West was represented in the sale by Pacific Real Estate Partners, Inc. (PREP). Hines represented Hines REIT. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.

Designed by Kenneth D. Long & Associates, SDC is comprised of two distinctive buildings totaling 390,684 rentable square feet, each featuring a light-enhancing atrium and connected by a glass-enclosed bridge. The two-story, 130,165-square-foot Atrium Building was constructed in 1973, and the five-story, 260,519-square-foot Plaza Building was built 10 years later. The Plaza Building’s upper floors, primarily office space, offer views of the Seattle skyline and Mount Rainier. The complex contains 275 parking spaces in a two-level, underground garage within the Plaza Building. The Atrium Building offers 125 open parking spaces.

At 90 percent leased, SDC contains a mixture of 70 showrooms, 15 designer offices, and approximately 80,000 square feet of mainstream office tenants including the corporate headquarters of specialty retailer Sur La Table. The showrooms represent more than 1,500 manufacturers from around the world as well as local artisans from the Northwest.

“Hines has been active in the Seattle market for more than two decades, and we are pleased to add this successful project to our asset mix,” said Hines Senior Vice President Colin Shepherd.  “The Seattle Design Center is a unique acquisition for us as one of only 20 design centers in the U.S., and the only full-service design center in the Pacific Northwest serving professional interior designers, architects and their clients.”

“We think that the acquisition of the Seattle Design Center will further enhance the Hines REIT portfolio in Seattle where we believe the long-term demographic trends to be very attractive,” said Charles Hazen, president of Hines REIT.

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 32 office properties located in 20 cities throughout the United States and one mixed-use office and retail complex in Toronto, Canada. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 50 years. With offices in 67 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $16 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.